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                                                                     Exhibit 5.1

                            MORRISON & FOERSTER LLP
                           San Francisco, California


                               February 25, 2000




Digimarc Corporation
19801 S.W. 72nd Avenue, Suite 250
Tualatin, Oregon 97062

Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 executed by you on February 25, 2000, and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,525,000 shares of your common stock, $.001 par value per share (the "Common Stock") which will be issuable under the Digimarc Corporation 1995 Stock Incentive Plan, as amended, the Digimarc Corporation 1999 Stock Incentive Plan and the Digimarc Corporation Employee Stock Purchase Plan, as amended (the "Plans").

     As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans, of options previously granted pursuant to the Plans (the "Plan Shares"), and such documents as we have deemed necessary to render this opinion.

     Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                /S/ MORRISON & FOERSTER LLP